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                                                                    Exhibit 10.7


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT is made as of the 23rd day of December, 1998 by and between Barry L. Babcock, an individual residing in the State of Missouri (the "EMPLOYEE"), and Paul G. Allen, an individual residing in the State of Washington ("ALLEN").

                              W I T N E S S E T H:

         WHEREAS, Allen, Charter Communications, Inc., a Delaware corporation ("CCI"), and certain other parties are entering into a Purchase Agreement (the "CHARTER PURCHASE AGREEMENT") dated the date hereof providing for the sale (the "Sale TRANSACTION") to Allen by CCI and certain other parties of their respective equity interests in CCI and certain subsidiaries and affiliates of CCI which, directly and indirectly through their respective subsidiaries, own and operate cable television systems and businesses in respect thereof in various areas of the United States (the "CHARTER SYSTEMS");

         WHEREAS, Allen is the owner, indirectly, through corporations, partnerships and other entities controlled by him, of the cable television systems and businesses in respect thereof purchased pursuant to that certain Purchase Agreement dated as of April 3, 1998 by and among Vulcan Cable, Inc., Marcus Cable Properties, Inc. ("MARCUS CABLE") and certain other parties (the "MARCUS SYSTEMS");

         WHEREAS, it is the intention of Allen to operate the Charter Systems and the Marcus Systems under common management and supervision and potentially to combine such systems either prior to or following the closing of the Sale Transaction (the "CLOSING");

         WHEREAS, the Employee currently serves as Chairman of the Board and Director of CCI;

         WHEREAS, the Employer (as defined below) desires to have the benefits, subsequent to the Sale Transaction, of the Employee's knowledge and experience in the cable television industry by having the Employee serve as Vice Chairman of the Employer on the terms and conditions set forth herein;

         WHEREAS, the Employee desires to serve as Vice Chairman of the Employer subsequent to the Sale Transaction on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
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         1. INTERPRETATION.

                  1.1. DEFINITIONS.

                  "AFFILIATE" shall mean with respect to any person or entity, any other person or entity who controls, is controlled by or is under common control with such person or entity.

                  "CHANGE OF CONTROL" means a sale of more than 49.9% of the outstanding capital stock of the Employer, except where Allen and his Affiliates retain effective voting control of the Employer, the merger or consolidation of the Employer, with or into any other corporation or entity, other than a wholly-owned subsidiary of the Employer, except where Allen and his Affiliates have effective voting control of the surviving entity, or any other transaction, or event, a result of which is that Allen holds less than 50.1% of the voting power of the surviving entity, except where Allen and his Affiliates retain effective voting control of Employment, or a sale of all or substantially all of the assets of the Employer (other than to an entity majority-owned or controlled by Allen and his Affiliates).

                  "EMPLOYER" shall mean CCI, and upon the acquisition by Allen of control over Marcus Cable, the term "Employer" shall also include Marcus Cable. Upon the creation of an entity that results from the combination of the Marcus Systems and the Charter Systems, the term "Employer" shall thereafter mean such entity.

                  "FAIR MARKET VALUE" shall mean for all purposes under this Agreement, (i) if the Employer is privately held at the occurrence of an event triggering a Fair Market Value calculation hereunder (a "TRIGGER EVENT"), 13.7 times the projected cash flow of the Employer (as established in the budget for such entity approved by its Board of Directors or, in the event no such budget has as of the date of the Trigger Event been approved by the Board, as established by the Board of Directors within thirty (30) days of any such Trigger Event, taking into account the most recent forecasts for such entity presented to its Board of Directors) including all future acquisitions by the Employer to the extent of its interest for its fiscal year following its fiscal year in which the Trigger Event occurs, and (ii) if the applicable entity is a public company at the time of a Trigger Event, then a price per share equal to an average of the closing price of such entity's publicly traded stock on the 20 trading days immediately prior to the Trigger Event.

                  "INITIAL PUBLIC OFFERING" means the consummation of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of shares of Common Stock of the Employer (the "Common Stock").

                  "OPTION SPREAD" shall mean an amount equal to (i) the difference between the exercise price of an option and the Fair Market Value per share of stock or other underlying equity unit with respect to such option, times (ii) the number of shares or equity units covered by such option at the time of the exercise.


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         2. EMPLOYMENT, DUTIES AND AUTHORITY. The Employer hereby agrees to employ the Employee, and the Employee agrees to be employed, as an officer, with the title Vice Chairman of the Employer. The Employee shall report directly to the President and Chief Executive Officer of the Employer (the "CEO") and shall be responsible for duties relating to the government and public relations of the Employer and such other duties as the CEO may reasonably determine from time to time. The Employee shall serve as the Employer's representative to the National Cable Television Association (NCTA), and other industry organizations, in his capacity as a director or such other position consistent with representing the Employer. In addition, the Employee shall, jointly with Howard L. Wood ("WOOD"), exercise the duties of the CEO, with respect to the stay bonuses referred to in
Section 2.2 of the Charter Purchase Agreement, if the CEO is unable to exercise such duties. The Employee shall devote substantially all of his business time, attention, energies, best efforts and skills to the diligent performance of his duties hereunder. Notwithstanding the foregoing, it is understood that the Employee may expend a reasonable amount of time for personal, charitable, investment and other activities. The expenditure by the Employee of time for personal, charitable, investment and other activities shall not interfere in any material respect with the performance by the Employee of his duties and responsibilities hereunder.

         3. TERM. The term of this Agreement shall commence effective upon the Closing and shall terminate on the first anniversary thereof (the "INITIAL TERM"); provided, however, that the Initial Term shall be extended and this Agreement shall automatically be renewed for successive one-year periods ("RENEWAL Terms") unless (i) this Agreement is terminated in accordance with the provisions of Section 8 hereof, or (ii) the Employee or the Employer provides written notice to the other of such party's desire not to extend this Agreement at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be, of this Agreement, under this Section 3. If the Closing does not occur for any reason, this Agreement shall be of no force or effect and neither the Employee nor Allen shall have any rights, obligations or liabilities under or arising out of this Agreement or the failure to consummate the Sale Transaction (except as provided in the Charter Purchase Agreement).

         4. COMPENSATION AND BENEFITS.

                  4.1. CASH COMPENSATION.

                           (a) Base Salary. During the Initial Term of this Agreement , the Employer shall pay the Employee an annual base salary at the rate of Six Hundred Twenty-Five Thousand Dollars ($625,000) or such higher rate as may from time to time be determined by the CEO in his discretion, which shall be payable in equal monthly installments on the first day of each month.

                           (b) Discretionary Bonus. The Employee shall be eligible to receive an annual bonus in an amount to be determined by


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                                    the Board of Directors of the Employer in
                                    its discretion, which shall be payable as determined by the Board.

                           (c) Special Payment. As a matter of separate inducement and agreement in connection with his employment as provided hereunder and not in lieu of any salary or other compensation for his services, the Employee shall receive a one-time payment in the amount of Five Hundred Eight Thousand Seventy Dollars ($508,070), which amount shall be paid to the Employee in cash on March 16, 1999.

                  4.2. BENEFIT PLANS. The Employee shall be entitled to participate in any disability insurance, pension or other benefit plan of the Employer now existing or hereafter adopted for the benefit of the employees generally or the executives of the Employer generally, which benefits shall be no less generous than those currently enjoyed by the Employee.

                  4.3. VACATION. The Employee shall be entitled to not less than one (1) month of compensated vacation in each fiscal year, to be taken at times which do not unreasonably interfere with the performance of the Employee's duties hereunder. Unused vacation time shall not be carried over nor paid in cash in lieu thereof except with the Board's prior approval.

                  4.4. EXPENSES. The Employee shall be entitled to receive reimbursement for all reasonable out-of-pocket expenses incurred by the Employee in the performance of his duties hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Employer.

                  4.5. OTHER BENEFITS. The Employer agrees to make available to the Employee the airplane currently owned by CCI for personal use by the Employee, the costs of any such use by the Employee to be in compliance with the rules and regulations of the Internal Revenue Service.

         5. OPTIONS. As a matter of separate inducement and agreement in connection with his employment hereunder and not in lieu of any salary or other compensation upon the Closing of the Sale Transaction, the Employer shall grant to the Employee options (the "EMPLOYEE OPTIONS") to purchase such number of shares of Common Stock in the Employer (the "COMMON STOCK") as shall be determined by the Board of Directors in its sole discretion. The terms and conditions of such options shall be as set forth in the option plan to be adopted by the Employer within ninety (90) days after the Closing.

6. LOCATION OF THE EXECUTIVE OFFICES OF THE CHARTER ENTITIES SUBSEQUENT TO CLOSING.

                  6.1. COVENANT REGARDING RELOCATION OF HEADQUARTERS. Effective upon the Closing and for a period of three (3) years following the Closing, the Employer shall


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not relocate the existing Headquarters (as defined below) of the Employer outside the greater St. Louis, Missouri area without the prior written consent of the CEO, or the Employee and Wood if the CEO is not surviving at the time such consent is sought. The term "HEADQUARTERS" shall mean (i) the principal offices of the Employer, (ii) the location of all material managerial functions currently maintained by CCI at its existing headquarters, including, without limitation all corporate, finance, accounting, legal, engineering, marketing, regulatory and administrative functions and (iii) all material employees of CCI performing such functions.

                  6.2. EFFECT OF BREACH. In the event of the breach by the Employer of the covenant set forth in Section 6.1 hereof while the Employee is employed under this Agreement, or if the Employee was terminated by the Employer in contemplation of a breach of Section 6.1 hereof, whether during the Initial Term or any Renewal Term, then if the Employee does not relocate and less than 40% of his Employee Options have vested, then for purposes of this Section 6.2, 40% of the Employee's Options shall be deemed to have vested. With respect to the Employee Options which have vested or are deemed to have vested pursuant to this Section 6.2, the Company shall pay, to the Employee, an amount equal to the greater of (i) the Option Spread or (ii) (A) if the breach occurs within one (1) year of the Closing, an amount equal to three (3) times the annual base salary of the Employee, or (B) if the breach occurs after the first anniversary but within two (2) years of the Closing, an amount equal to two (2) times the annual base salary of the Employee, or (C) if the breach occurs after the second anniversary but within three (3) years of the Closing, an amount equal to the annual base salary of the Employee. If any payment is made to the Employee pursuant to this Section 6.2, then all Employee Options of the Employee shall be automatically cancelled. Amounts payable pursuant to this Section 6.2 shall be in addition to all other amounts accrued for the benefit of the Employee on the date of the termination of his employment with the Employer but shall otherwise be in full satisfaction of any other rights of the Employee with respect to his employment.

         7. INDEMNIFICATION. The Employer agrees to indemnify and hold harmless to the maximum extent permitted by law the Employee from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by the Employee of his duties as an officer, director or Chairman of the Board and Director of CCI, Marcus Cable or any of their respective Subsidiaries or Affiliates and any activities engaged in by the Employee on behalf of CCI or any of their respective Subsidiaries or Affiliates or as an officer, director or employee of the Employer or any of the foregoing, which the Employee believed in good faith to be within the scope of such duties prior to and after the Closing.

         8. TERMINATION. This Agreement may be terminated as follows:

                  8.1. AT WILL. At any time, either the Employer or the Employee may terminate this Agreement for any reason, by giving thirty (30) days' advance written notice to the other party.


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                  8.2. BY THE EMPLOYEE FOR GOOD REASON. The Employee may
terminate this Agreement for Good Reason (as defined below) upon thirty (30) days' advance written notice to the Employer. "GOOD REASON" shall exist if: (a) there is an assignment to the Employee of any duties materially inconsistent with, or which constitutes a material reduction of the Employee's position, duties, responsibilities, status or authority with the Employer and Employer shall not have rectified same within twenty (20) days' of written notice from the Employee, or the Employee is required to report, directly or indirectly, to persons other than Jerald L. Kent; or removal of the Employee from the positions he holds pursuant hereto, except in connection with the termination of the Employee for Cause (as defined below); (b) the aggregate benefits enjoyed by the Employee shall be materially diminished and the Employer shall not have rectified same within thirty (30) days of written notice from the Employee; or
(c) within three years of the Closing, any material function of the Headquarters or a material number of personnel of the Employer is relocated outside the greater St. Louis, Missouri area; or (d) there is a Change of Control.

                  8.3. BY THE EMPLOYER FOR CAUSE. The Employer may terminate this Agreement for Cause upon thirty (30) days' advance written notice to the Employee. "CAUSE" shall mean (i) commission of a felony offense, (ii) the refusal to comply with the lawful directives of the CEO, within ten (10) days' after written notice thereof from the CEO or (iii) conduct on the part of the Employee which constitutes gross negligence or willful misconduct which conduct is not cured within ten (10) days after written notice thereof from the CEO. The Employer agrees that if the Employee has been terminated for Cause pursuant to clause (i) above and it is subsequently reasonably demonstrated that there was no commission of a felony offense, then upon the Employee's written request, Employer shall immediately reinstate the Employee who shall resume his duties hereunder with no change in the respective rights and obligations of the parties set forth herein and with full reinstatement of economic benefits to the Employee which existed prior to termination as if the Employee had not been terminated.

                  8.4. EFFECT OF TERMINATION. In the event of a termination of this Agreement by the Employee pursuant to Section 8.1 or by the Employer pursuant to Section 8.3 hereof, the Employer shall pay the Employee the compensation and any other amounts to which he is entitled pursuant to this Agreement through the end of the notice period, and thereafter all obligations of the Employer shall terminate. In the event of a termination of this Agreement by the Employer pursuant to Section 8.1 or by the Employee pursuant to Section
8.2 hereof or by the Employer without Cause, (a) the Employer shall pay to the Employee an amount equal to the aggregate base salary due the Employee during the remainder of the Initial Term, or Renewal Term, as the case may be, of this Agreement; and (b) Allen, or at his option, the Employer, shall, within sixty
(60) days after such termination, redeem the Employee's vested options by payment, in cash of an amount equal to the Option Spread. Unvested stock options held by the Employee at the time of termination shall be treated as set forth in option plan to be adopted by the Employer as contemplated in Section 5 hereof.


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         9. ASSIGNMENT OF THIS AGREEMENT. The parties agree that at the Closing,
Allen will (i) assign all of his rights hereunder to the Employer if a restructuring has occurred or to one or more of the parent entities of the Marcus Systems and the Charter Systems which in the aggregate shall have the financial resources to fulfill the Employer's obligations hereunder and (ii) cause the Employer to assume all of the rights and obligations of the Employer hereunder. Furthermore the parties acknowledge that this Agreement is being entered into in reliance on such assignment in order to afford sufficient time to determine the structure for the functional combination of the Marcus Entities and the Charter Entities prior to the Closing. It is the intention of the parties that this Agreement become effective only upon the Closing. In no event shall Allen have any personal obligations or liabilities hereunder regardless of whether the Closing occurs.

         10. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered in person or transmitted by telecopy or similar means of recorded electronic communication to the relevant party as follows:

                           (a) in the case of the Employee, to the address set forth opposite his name on the signature page hereto, with a copy to:

                                    Paul, Hastings, Janofsky & Walker LLP
                                    399 Park Avenue
                                    New York, NY  10022
                                    Attention: Daniel G. Bergstein, Esq.
                                    Telecopy: (212) 319-4090;


                           (b)      in the case of the Employer, to:

                                    110 110th Street, N.E.
                                    Suite 550
                                    Bellevue, WA  98004
                                    Attention:  William Savoy
                                    Telecopy:  (310) 203-7199

                                    with a copy to:

                                    Irell & Manella LLP
                                    1800 Avenue of the Stars
                                    Suite 900
                                    Los Angeles, CA  90067
                                    Attention:  Alvin Segel, Esq.
                                    Telecopy:  (310) 203-7199

         Any such notice or other communication shall be deemed to have been given and received on the day on which it is delivered or telecopied (or, if such day is not a business


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day or if the notice or other communication is not telecopied during business hours, at the place of receipt, on the next following business day). Any party may change its address for the purposes of this Section 10 by giving notice to the other parties in accordance with the foregoing.

         11. ASSIGNABILITY AND ENFORCEABILITY. This Agreement shall be binding on and enforceable by the parties and their respective successors and permitted assigns. Except as provided in Section 9 hereof, no party may assign any of its rights or benefits under this Agreement to any person without the prior written consent of the other party.

         12. EXPENSES OF THIS AGREEMENT. All costs and expenses of the Employer (including, without limitation, legal, accounting and other professional fees) incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by the Employer. All costs and expenses (including, without limitation, legal, accounting and other professional fees) of the Employee incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by CCI, but shall be included within the aggregate $10 million cap on such expenses as provided in the Charter Purchase Agreement.

         13. CONSULTATION. The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory or stock exchange requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

         14. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

         15. THIRD PARTY BENEFICIARIES. Except for the purposes of Section 2 hereof (with respect to the exercise of authority regarding stay bonuses) and
Section 6 hereof (with respect to the exercise of consent to relocation of the Headquarters), no person other than the parties hereto shall have any rights under this Agreement.

         16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

         17. CURRENCY. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States dollars.


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         18. SECTIONS AND HEADINGS. The division of this Agreement into Sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement.

         19. NUMBER AND GENDER. In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing gender shall include all genders.

         20. ENTIRE AGREEMENT. This Agreement and any agreements or documents referred to herein or executed contemporaneously herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

         21. SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

         22. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall be construed as a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. No provision of this Agreement shall be deemed waived by a course of conduct unless such waiver is in writing signed by all parties and stating specifically that it was intended to modify this Agreement.

         23. SURVIVABILITY. Notwithstanding any contrary provision in this Agreement, the provisions of Section 7 hereof shall survive the termination of this Agreement.

         IN WITNESS WHEREOF the parties have executed this Agreement.

                                         /s/ Paul G. Allen by William D. Savoy
                                         -----------------------------------
                                         William D. Savoy
                                         Attorney-In-Fact



                                         BARRY L. BABCOCK

                                         /s/ Barry L. Babcock
                                         -----------------------------------

                                         -----------------------------------

                                         -----------------------------------


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